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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     Haller                         Frederic               Z.
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   (Last)                           (First)             (Middle)

     2A Dunstan Road
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                                    (Street)

     London                         England             NW11 8AA
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Phone1Globalwide Inc. - PHGW.OB
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     ###-##-####
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4.   Statement for Month/Year

     February 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                                   of Month       Indirect  Beneficial
Title of Security                     Date          ------------                (A) or           (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V      Amount     (D)      Price   and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001         2/1/02         P               1,000      (A)     $1.01                   (D)
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                                      2/6/02         P               4,500      (A)     $1.03                   (D)
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                                      2/7/02         P               7,500      (A)     $1.02                   (D)
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                                      2/8/02         P              10,000      (A)   $0.9825                   (D)
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                                      2/12/02        P               4,000      (A)     $0.95                   (D)
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                                      2/13/02        P               5,000      (A)     $0.98                   (D)
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                                      2/27/02        P               8,000      (A)  $0.97375         50,000    (D)
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).
                            (Print or Type Responses)
                                                                          (Over)
                                                                (SEC 1474 (7-97)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock       $1.95     5/9/01    A       75,000      4/30/01  4/29/11    common    75,00   $1.95     125.000    (D)
Options                                                      (1)      (2)      stock
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====================================================================================================================================

Explanation of Responses:

(1) The option shall become 50% vested and exercisable on the grant date and 50% vested and exercisable on the first anniversary of the Grant Date provided that the director has not incurred a termination of directorship prior to that date.

(2) Unless terminated earlier pursuant to the terms of the Stock Incentive Plan, the option shall expire on the earlier of (i) the tenth aniversary of the Grant Date; (ii) to the extent exercisable on the date of the director's termination of directorship, on the third anniversary of the termination of directorship; or
(iii) to the extent not exercisable on the date of your Termination of Directorship, upon your termination of directorship.

/s/ Frederic Z. Haller                                   March 7, 2002
---------------------------------------------            -----------------------
          **Frederic Z. Haller                                   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



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